UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Merck & Co., Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

This filing consists of a letter to Global Service employees dated March 11, 2009.

Dear Global Services Colleagues,

On Monday, we announced our merger with Schering-Plough, our long-term partner, to create a new, stronger global healthcare leader uniquely positioned for success with a formidable research and development pipeline, a significantly broader portfolio of medicines and an expanded presence in key international markets, particularly in high-growth emerging markets.

A merger of this size is not typical for our company. But I am fully confident that we will not only successfully integrate Schering-Plough into Merck, we will also be able to quickly benefit from our combined capabilities across products, pipeline and people.

Many of you may have questions about what this merger will mean for our division, and for your work. First of all, it's important to remember that we are still separate companies, and will remain so until the transaction closes later this year. We still need to deliver on our commitments, and we still need to remain focused on our goals. We will be continuing our efforts around COMET in the U.S., the global implementation of Hire-to-Retire, and the launch of the new intranet portal worldwide. We also must keep our heads down and stay focused on the work we already have under way in Facilities Management as well as the important initiatives we are committed to within each of our groups.

In spite of this, there will be initiatives we slow down or no longer pursue to allow us to thoughtfully integrate our companies. For example, Executive Committee has already made the decision to delay our COMET implementations outside the U.S., until we have an opportunity to evaluate the impact of the merger on our current plans and timing.

I will share more information on this topic at an upcoming Town Hall meeting, which is currently being scheduled. I encourage all of you to plan to attend, to hear more about what our combination with Schering-Plough will bring to our mission.

I hope you share with me the same level of excitement and expectation about this combination. I am sure you are proud to be part of this significant milestone in the history of our company and will join me as we create a new, stronger healthcare leader.

Sincerely,

Chris

This communication contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this communication should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements set forth in Item 1A of Merck’s Form 10-K for the year ended December 31, 2008, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference. These reports are available on our website at www.merck.com and www.schering-plough.com.

In connection with the proposed transaction, Schering-Plough will file a registration statement, including a joint proxy statement of Merck and Schering-Plough, with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement and joint proxy statement (including all amendments and supplements to it) because they will contain important information. Investors may obtain free copies of the registration statement and joint proxy statement when they become available, as well as other filings containing information about Merck and Schering-Plough, without charge, at the SEC’s Internet web site (www.sec.gov). These documents may also be obtained for free from Schering-Plough’s Investor Relations web site (www.schering-plough.com) or by directing a request to Schering-Plough’s Investor Relations at (908) 298-7436. Copies of Merck’s filings may be obtained for free from Merck’s Investor Relations Web Site (www.merck.com) or by directing a request to Merck at Merck’s Office of the Secretary, (908) 423-1000.

Merck and Schering-Plough and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from Merck and Schering-Plough shareholders in respect of the proposed transaction.

Information regarding Schering-Plough’s directors and executive officers is available in Schering-Plough’s proxy statement for its 2008 annual meeting of shareholders, filed with the SEC on April 23, 2008, and information regarding Merck’s directors and executive officers is available in Merck’s preliminary proxy statement for its 2009 annual meeting of stockholders, filed with the SEC on February 25, 2009. Additional information regarding the interests of such potential participants in the proposed transaction will be included in the registration statement and joint proxy statement filed with the SEC in connection with the proposed transaction.